Exhibit (d)(5)

                          Expense Limitation Agreement

            This agreement ("Agreement") is entered into as of January 22, 2010 by and between DundeeWealth US, LP ("DundeeWealth") and the DundeeWealth Funds (the "Trust"), on behalf of the portfolios listed on Exhibit A attached hereto (the "Portfolios").

            WHEREAS, DundeeWealth serves as the investment adviser to the Portfolios; and

            WHEREAS, DundeeWealth and the Trust desire to enter into this Expense Limitation Agreement;

            NOW, THEREFORE, in consideration of the mutual terms and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

            Section 1. Fee Waiver and Reimbursement of Expenses. Until the dates set forth on Exhibit A, DundeeWealth will waive its advisory fees with respect to the Portfolios and/or reimburse or assume expenses of the Portfolios, as the case may be, to the extent that the expenses (excluding taxes, extraordinary expenses, brokerage commissions and interest) of a class of a Portfolio, expressed as a percentage of average daily net assets, exceed the expense caps set forth on Exhibit A. DundeeWealth shall have discretion regarding whether expenses will be reimbursed or assumed, on the one hand, or fees will be waived, on the other hand, to meet the expense caps set forth on Exhibit A.

            The Trust agrees to carry forward, for a period not to exceed three
(3) years from the date on which a waiver or reimbursement is made by DundeeWealth, any fees expenses in excess of the applicable expense limitation that are waived, reimbursed or assumed by DundeeWealth under this Agreement ("Excess Fees and Expenses") and to repay DundeeWealth in the amount of such Excess Fees and Expenses as set out in this Agreement. Such repayment will be made as promptly as possible, but only to the extent it does not cause the fees and expenses for any year to exceed the applicable expense limitation that was in effect at the time of the waiver or reimbursement. If this Agreement is terminated by the Trust, the Trust agrees to repay to DundeeWealth in accordance with this Agreement any Excess Fees and Expenses not previously repaid and, subject to the Investment Company Act of 1940, such repayment will be made to DundeeWealth not later than thirty (30) days after the termination of this Agreement and without regard to any expense limitation.

            Section 2. Amendments to and Term of Agreement. The parties hereto agree to review the then current expense limitations for each class of each Portfolio on a date prior to the termination date listed on Exhibit A to determine whether such limitations should be amended, continued or terminated. Exhibit A may be amended, from time to time, to reflect a new rate or new date which the parties hereto agree in writing to be bound.

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            Section 3. Notice. Any notice under this Agreement shall be given in writing addressed and delivered or mailed postage prepaid to the other party to this Agreement at its principal place of business.

            Section 4. Governing Law. To the extent that state law has not been preempted by the provisions of any law of the United States heretofore or hereafter enacted, as the same may be amended from time to time, this Agreement shall be administered, construed and enforced according to the laws of the state of Delaware.

            Section 5. Miscellaneous. The Trust is a statutory trust organized under the laws of Delaware and under an Agreement and Declaration of Trust, including any and all amendments thereto. The obligations of the Trust entered into in the name or on behalf thereof by any of the Trustees, officers, employees or agents are made not individually, but in such capacities, and are not binding upon any of the Trustees, officers, employees, agents or shareholders of the Trust personally but bind only the assets of the Trust, and all persons dealing with any of the Funds of the Trust must look solely to the assets of the Trust belonging to such Fund for the enforcement of any claims against the Trust.

            IN WITNESS WHEREOF, the parties hereto have entered into this Expense Limitation Agreement as of the date first above written.

                                   DUNDEEWEALTH FUNDS, on behalf of each
                                   Portfolio listed on Exhibit A attached hereto


                                   /s/ Peter J. Moran
                                   ------------------
                                   By: Peter J. Moran, III
                                   Title: President


                                   DUNDEEWEALTH US, LP


                                   /s/ Amy D. Duling
                                   -----------------
                                   By: Amy D. Duling
                                   Title: Managing Partner